Weinberg & Company, P.A.

  [Letterhead]

November 17, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  RE: IDT VENTURE GROUP, INC.
                      FILE REF. NO. 000-30627

We were previously the principal accountant for IDT Venture Group, Inc. and, under the date of March 27, 2000 we reported on the financial statements of IDT Venture Group, Inc. as of February 29, 2000. On November 17, 2000, our appointment as principal accountant was terminated. We have read IDT Venture Group Inc's statements included under Item 4 of its Form 8-K dated November 21, 2000, and we agree with such statements.

                                        Very truly yours,


                                        Weinberg & Company, P.A.
                                        Certified Public Accountants